                                                                    EXHIBIT 6(b)


                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement"), effective as of July 19, 1999 (the "Effective Date"), is entered into by and between Austin Funding Corporation (the "Company") and Glenn A. LaPointe (the "Employee").

                                    RECITALS

         WHEREAS, the Board of Directors of the Company ("Board of Directors") recognizes that, as is the case with publicly held corporations generally, the possibility of a change in control of the Company may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company and its stockholders; and

         WHEREAS, the Board of Directors believes it is in the best interests of the Company to enter into this Agreement with the Employee in order to assure continuity of management of the Company and to reinforce and encourage the continued attention and dedication of the Employee to the Employee's assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change in control of the Company, although no such change is now contemplated; and

         WHEREAS, the Board of Directors has approved and authorized the execution of this Agreement with the Employee to take effect as stated in
Section 2 hereof;

         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is agreed as follows:

         1. DEFINITIONS.

            1.1 Change In Control. The term "Change in Control" means (a) an event of a nature that would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the date hereof, pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act");
(b) any person (as the term is used in Sections 13(d) and 14(d) of the Exchange
Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing twenty percent (20%) or more of the Company's outstanding securities; (c) individuals who are members of the Board of Directors on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-fourths (3/4ths) of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; or (d) a reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or a similar transaction in which the Company is not the resulting entity. The term "Change in Control" shall not include an acquisition of securities by an employee benefit plan of the Company.

            1.2 Date of Termination. The term "Date of Termination" means the date upon which the Employee ceases to serve as an employee of the Company.

            1.3 Effective Date. The term "Effective Date" means July 1, 1999.

            1.4 Involuntary Termination. The term "Involuntary Termination" means termination of the employment of Employee without the Employee's express written consent, and shall include a material diminution of or interference with the Employee's duties, responsibilities and benefits as President and Chief Executive Officer of the Company, including, without limitation, any of the following actions unless consented to in writing by the Employee: (a) a change in the principal workplace of the Employee to a location outside of a thirty
(30) mile radius from the Company's headquarters office as of the date hereof;
(b) a material demotion of the Employee; (c) a material reduction in the number or seniority of other personnel reporting to the Employee or a material reduction in the frequency with which, or in the nature of the matters with respect to which, such personnel are to report to the Employee, other than as part of a Company-wide reduction in staff; (d) a material adverse change in the Employee's salary, perquisites, benefits, contingent benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Company; and (e) a material permanent increase in the required hours of work or the workload of the Employee. The term "Involuntary Termination" does not include Termination for Cause or termination of employment due to retirement, death, disability or suspension or temporary or permanent prohibition from participation in the conduct of the Company's affairs under applicable law.

            1.5 Termination for Cause. The terms "Termination for Cause" and "Terminated for Cause" mean termination of the employment of the Employee because of the Employee's personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board), stating that in the good faith opinion of the Board the Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail.

         2. TERM. The term of this Agreement shall be the period of three years commencing on the Effective Date unless extended as provided herein and subject to earlier termination as provided herein. Beginning on the first anniversary of the Commencement Date and on each anniversary thereafter, the term of this Agreement shall be extended for a period of one year in addition to the then-remaining term; provided that (a) the Company has not given notice to the Employee in writing at least sixty (60) days prior to such date that the term of this Agreement shall not be extended further; and (b) prior to such date, the Board of Directors explicitly reviews and approves the extension. Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms. Notwithstanding the foregoing, in the event that there is no net increase in operating profits of the Company for two consecutive years, the Board of Directors may terminate this Agreement with no obligation to the Employee on the part of the Company.

         3. EMPLOYMENT. The Employee is employed as President and Chief Executive Officer of the Company. As such, the Employee shall render administrative and management services for the Company and its subsidiaries as are customarily performed by persons situated in similar executive capacities, and shall have such other powers and duties the Board of Directors may prescribe from time to time.

         4. COMPENSATION.

            4.1 Salary. The Company agrees to pay the Employee during the term of this Agreement an annual salary of $180,000.00. The amount of the Employee's salary shall be reviewed annually by the Board of Directors. Adjustments in salary or other compensation shall not limit or reduce any other obligation of the Company under this Agreement. The Employee's salary in effect from time to time during the term of this Agreement shall not thereafter be reduced.

            4.2 Bonuses. The Employee shall be entitled to an annual bonus for fiscal years 1999, 2000 and 2001, payable within thirty (30) days after the filing with the Securities and Exchange Commission of the Company's Annual Report on Form 10-K (the "10-K"), equal to twelve percent (12%) of the excess of
(a) the Company's net income for any such year as reported in the related 10-K over (b) $500,000.00, as calculated without regard to (i) any change in accounting principals after June 30, 1999, (ii) any extraordinary items, (iii) any gain or loss from the sale of securities, physical assets or deposits, or
(iv) any other item which, in the reasonable judgment of the Board of Directors, did not arise in the ordinary course of business.

            4.3 Expenses. The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services under this Agreement in accordance with the policies and procedures applicable to the executive officers, provided that the Employee accounts for such expenses as required under such policies and procedures.

         5. BENEFITS.

            5.1 Participation in Retirement and Employee Benefit Plans. The Employee shall be entitled to participate in all plans relating to pension, thrift, profit-sharing, group life insurance, medical and dental coverage, education, and other retirement or employee benefits or combinations thereof, in which all executive officers participate.

            5.2 Fringe Benefits. The Employee shall be eligible to participate in, and receive benefits under, any fringe benefit plans which are or may become applicable to all executive officers. Employee shall also receive an automobile allowance of no more than $750.00 per month.

         6. VACATIONS; LEAVE. The Employee shall be entitled to four non-consecutive weeks of paid vacation, no more than two of which shall be consecutive.

         7. TERMINATION OF EMPLOYMENT.

            7.1 Involuntary Termination. The Board of Directors may terminate the Employee's employment at any time but, except in the case of Termination for Cause, termination of employment shall not prejudice the Employee's right to compensation or other benefits under this Agreement. Except as provided in
Section 2 of this Agreement, in the event of Involuntary Termination other than in connection with or within twelve (12) months after a Change in Control, the Company shall, during the twelve (12) months following the Date of Termination,
(a) pay to the Employee the Employee's salary at the rate in effect immediately prior to the Date of Termination, in such manner and at such times as such salary would have been payable if the Employee had continued to be employed under this Agreement, and (b) provide to the Employee health benefits as maintained for the benefit of executive officers from time to time during such periods; provided, that the Company's obligations under this Section 7.1 shall be reduced to the extent that the Employee earns salary and receives substantially similar health benefits from another employer during such period.

            7.2 Termination for Cause. In the event of Termination for Cause, the Company shall pay the Employee the Employee's salary through the Date of Termination, and the Company shall have no further obligation to the Employee under this Agreement.

            7.3 Voluntary Termination. The Employee's employment may be voluntarily terminated by the Employee at any time upon sixty (60) days' written notice or such shorter period as may be agreed upon between the Employee and the Board of Directors. In the event of such voluntary termination, the Company shall be obligated to continue to pay to the Employee the Employee's salary and benefits only through the Date of Termination, at the time such payments are due, and the Company shall have no further obligation to the Employee under this Agreement.

            7.4 Change in Control. Except as provided in Section 2 of this Agreement, in the event of Involuntary Termination in connection with or within twelve (12) months after a Change in Control which occurs at any time while the Employee is employed under this

Agreement, the Company shall, subject to Section 8 of this Agreement, (a) pay to the Employee in a lump sum in cash within twenty-five (25) business days after the Date of Termination an amount equal to two hundred ninety-nine percent (299%) of the Employee's "base amount" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"); and (b) provide to the Employee during the remaining term of this Agreement such health benefits as are maintained for executive officers from time to time during the remaining term of this Agreement or substantially the same health benefits as were maintained for its executive officers immediately prior to the Date of Termination.

            7.5 Death; Disability. In the event of the death of the Employee while employed under this Agreement and prior to any termination of employment, the Employee's estate, or such person as the Employee may have previously designated in writing, shall be entitled to receive the salary of the Employee through the day on which the Employee died. If the Employee becomes disabled, as such term is defined in the Company's then current disability plan, if any, or if the Employee is otherwise unable to serve as President and Chief Executive Officer of the Company, the Employee shall be entitled to receive group and other disability income benefits of the type, if any, then provided for executive officers.

            7.6 Temporary Suspension or Prohibition. If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Company's affairs by a notice served under law applicable to the Employee's conduct, the Company's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may in its discretion (a) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (b) reinstate in whole or in part any of its obligations which were suspended.

            7.7 Permanent Suspension or Prohibition. If the Employee is removed and/or permanently prohibited from participating in the conduct of the Company's affairs by an order issued under law applicable to the Employee's conduct, all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

         8. CONFIDENTIAL INFORMATION. The Employee acknowledges that in the course of his employment, he will have access to and become informed of confidential and secret information which is a competitive asset of the Company and its subsidiaries ("Confidential Information"), including, without limitation, (a) the terms of any agreement between the Company or any subsidiary thereof and any employee, customer or supplier, (b) pricing strategy, (c) merchandising and marketing methods, (d) product development ideas and strategies, (e) financial results, (f) strategic plans and demographic analyses, and (g) any non-public information concerning the Company or any of its subsidiaries, or their respective employees, suppliers or customers. The Employee agrees that he will keep all Confidential Information in strict confidence and will not make known, divulge, reveal, furnish, make available, or use any Confidential Information that could materially affect the operations, profitability or reputation of the Company or any of its subsidiaries (except in the course of his regular authorized duties). The Employee may disclose information as required by law (after giving the Company notice and opportunity to contest such requirement). The Employee's obligations under this Section 8 are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which the Employee may have to the Company and its subsidiaries under general legal or equitable principles.

         9. NO ASSIGNMENT.

            9.1 Consent Required. This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation in the same amount and on the same terms as the compensation pursuant to Section 7.4 hereof. For purposes of implementing the provisions of this Section 9.1, the date on which any such succession becomes effective shall be deemed the Date of Termination.

            9.2 Benefits. This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts would still be payable to the Employee hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee or other designee or if there is no such designee, to the Employee's estate.

         10. NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, via facsimile transmission or mailed first-class, postage prepaid, registered or certified mail as follows:

            (a) If to the Company:

                Austin Funding.Com, Inc.
                823 Congress Avenue, Suite 515
                Austin, Texas  78701
                Phone:  512/481-8000
                Fax:    512/481-8002

            (b) If to the Employee:

                Glenn A. LaPointe
                823 Congress Avenue, Suite 515
                Austin, Texas  78701
                Phone:  512/481-8000
                Fax:    512/481-8002

         11. AMENDMENTS. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

         12. HEADINGS. The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

         13. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

         14. GOVERNING LAW. This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of Texas.

         15. ARBITRATION. The Company and the Employee agree that in the event of any dispute arising between the parties arising out of or relating to this Agreement, or any breach thereof, such dispute shall be settled by arbitration to be conducted in Austin, Texas, in accordance with the Commercial Arbitration Rules (except as modified below) of the American Arbitration Association and with the Expedited Procedures thereof (collectively, the "Rules"). Each of the parties hereto agrees that such arbitration shall be conducted by a panel of three arbitrators selected in accordance with the Rules. Each of the parties agrees that in any such arbitration the award shall be made in writing no more than thirty (30) days following the end of the proceeding. Any award rendered by the arbitrator shall be final and binding and judgment may be entered on it in any court of competent jurisdiction. The prevailing party (as determined by the arbitrator) shall in addition be awarded by the arbitrator such party's own attorneys' fees and expenses in connection with such proceeding. The non-prevailing party (as determined by the arbitrator) shall pay the fees and expenses of the arbitration.

         16. ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the transaction described herein and contains all the covenants and agreements between the parties with respect to the transaction described herein.

         17. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on the same or separate counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

                                       AUSTIN FUNDING CORPORATION


                                       By:
                                                --------------------------------
                                       Name:
                                                --------------------------------
                                       Title:
                                                --------------------------------



                                       -----------------------------------------
                                       Glenn A. LaPointe